Exhibit 99.1

Off The Hook Yachts Signs Definitive Agreement to Acquire the Apex Marine Group of Companies (APEX), Creating a Mega Service, Refurbishment & Sales Hub for Growing Global Customer Base

Strategic move into physical global mega-destination site complements Off The Hook’s industry-leading AI-powered online marketplace, the largest of its kind for pre-owned boats in the U.S.

Centralized hub to support the Company’s rapidly expanding inventory pipeline and international buyer network

Wilmington, NC — February 20, 2026 — Off The Hook YS Inc. (NYSE American: OTH) (“Off The Hook Yachts” or “Off The Hook” or “the Company”), a vertically integrated, AI-powered marine marketplace, the largest buyer and seller of used boats in the nation, today announced it has signed a definitive agreement to acquire APEX, a premier South Florida marine service, storage, and sales organization. The acquisition is expected to close in 60 days pending customary due diligence. The transaction delivers four strategically located South Florida facilities, a highly skilled full-service team, and infrastructure capable of transforming Off The Hook’s operational efficiency, refurbishment capacity, and global sales reach.

A GAME-CHANGING SERVICE & REFURBISHMENT PLATFORM

The APEX facilities include four prime South Florida storage and service locations, haul-out capability up to 150 metric tons and vessels up to 130 feet, comprehensive in-house service teams covering nearly every aspect of repair, refit, and refurbishment, and capacity to process the vast majority of Off The Hook’s acquired inventory internally.

“The integration of these capabilities is expected to generate millions of dollars in annual cost savings by eliminating third-party service dependencies, reducing transportation expenses, accelerating turnaround times, and enabling higher-quality refurbishments. This centralized approach enables Off The Hook to process more boats faster, standardize refurbishment quality, reduce cycle times from acquisition to resale, and scale inventory without proportional increases in overhead,” stated Brian John, CEO of Off The Hook Yachts.

LAUNCHING A GLOBAL MEGA SALES DESTINATION

With the new centralized campus, Off The Hook creates a destination where buyers from around the world can fly into Fort Lauderdale or Miami and access tens of millions of dollars in aggressively priced inventory in one location — a major step toward Off The Hook’s vision of transforming how used boats are bought and sold.

“This acquisition is fundamentally about operational dominance through infrastructure,” said Jason Ruegg, Founder of Off The Hook Yachts. “Facilities like these simply cannot be replicated in South Florida. Bringing this level of service, storage, and hauling capability in-house is a complete game changer for our efficiency, margins, and ability to scale.” Ruegg stated, “This acquisition simultaneously delivers premier locations, elite talent, major cost savings, and operational capabilities that are extraordinarily rare. APEX has built an exceptional team, and I will always be grateful to Issy Perera, the founder and principal of The Apex Marine Group of Companies, and his organization, for working with us to make this transaction possible,” Ruegg added.

The transaction also includes representation of respected brands such as Pursuit for Miami, and Solace and Fountain from Ft. Pierce to Key West. APEX is an award-winning dealership which has consistently been ranked as one of the top new boat dealers in Southeast Florida. The Company believes that the APEX acquisition opens the door for additional partnerships, as Off The Hook expands both its Sales and Service platforms.

About Off The Hook YS Inc.

Founded in 2012, Off The Hook YS Inc. is a vertically integrated, AI-powered marine marketplace transforming how boats are bought, sold, and financed across the United States. Leveraging proprietary technology, deep transaction data, and a national acquisition network, the Company increases speed, transparency, and inventory velocity across boat brokerage, wholesale trading, auctions, financing, and marine services, with an integrated ecosystem that includes Autograph Yacht Group, Azure Funding, and proprietary lead-generation platforms.

Contact

Investor Relations

ir@offthehookys.com

Dave Gentry

RedChip Companies Inc.

1-800-REDCHIP (733-2447)

1-407-644-4256

OTH@redchip.com

Forward-Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Off The Hook YS Inc.’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the final prospectus related to the public offering filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and Off The Hook YS Inc. undertakes no duty to update such information except as required under applicable law.